Exhibit 10.29

LICENSE AGREEMENT

between

Leif Hoegh & Co Ltd

and

Höegh LNG Partners LP

TABLE OF CONTENTS

Page

1	DEFINITIONS	3

2	LICENSE	4

3	LICENSEE’S OBLIGATIONS	4

4	NAME	4

5	INFRINGEMENT AND ACTION AGAINST THIRD PARTIES	5

6	TERM OF AGREEMENT AND TERMINATION	5

7	CONSEQUENCES OF TERMINATION	6

8	INDEMNITY	6

9	VARIATION	6

10	NOTICES	6

11	GOVERNING LAW AND DISPUTE RESOLUTION	6

Schedules:

Schedule 1	Description of the Mark, including the flag and funnel mark

Schedule 2	Licensee Affiliates

LICENSE AGREEMENT

This license agreement (this “Agreement”) is entered into as of 7 July, 2014 between:

(1)	Leif Hoegh & Co Ltd, company no HE 270000, a company incorporated in Cyprus, Kanika International Business Center, 6th Floor, Profiti Ilia No 4, 4046 Germasogeia, Limassol, Cyprus (the “Licensor”), and

(2)	Höegh LNG Partners LP, a limited partnership formed in the Marshall Islands, 2 Reid Street, Hamilton, HM 11, Bermuda (such partnership, together with its HFEs (as defined below) and its affiliates set forth on Schedule 2, the “Licensee”).

WHEREAS

a)	Höegh LNG Holdings Ltd., a company incorporated in Bermuda (“HLNGH”), Höegh LNG Ltd., a company incorporated in Bermuda (“HLNG Ltd”), and the Licensee, among others, will be party to a Contribution, Purchase and Sale Agreement (the “Contribution Agreement”), pursuant to which HLNGH and HLNG Ltd will contribute, sell and transfer certain assets to the Licensee; and

b)	The Licensor is the registered and beneficial owner of the “Höegh” name, the Höegh flag and funnel mark, the Höegh logo and the Höegh and the Höegh LNG trademark and is the beneficial owner of the Mark (as defined below), and to all the goodwill attached thereto; and

c)	The Licensor has the right to grant licenses to use the Mark; and

d)	Currently, (i) HLNGH owns a 100% limited partner interest in the Licensee and Höegh LNG GP LLC, a Marshall Islands limited liability company and the general partner of the Licensee (the “General Partner”), (ii) the Licensor is indirectly controlled by Leif O. Høegh and a family trust under which Morten W. Høegh, one of the directors of the Licensee, is the primary beneficiary and (iii) the Licensor beneficially owns 44.4% of HLNGH; and

e)	The Licensee has requested a license to use the name “Höegh LNG Partners LP” and the Mark in order to market itself, its HFEs and its products, goods and services; and

f)	The Licensor has agreed to grant such a License (as defined below) to the Licensee on the terms and conditions set forth in this Agreement.

NOW THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS:

1	DEFINITIONS

In this Agreement, the following terms shall have the following meanings if not otherwise explicitly stated:

HFE	Means a company, partnership, trust, limited liability company or other body corporate controlled by the Licensee.

FSRU	Means a floating storage and regasification unit.

License	Has the meaning given to it in Section 2.

Mark	Means (a) the name and unregistered trademark “Höegh LNG” and (b) the flag and funnel mark set forth in Schedule 1.

Third Party	Means any entity that is not a HFE.

2	LICENSE

2.1	In consideration of the obligations undertaken by the Licensee and subject to the terms and conditions set forth in this Agreement, the Licensor hereby grants to the Licensee a worldwide, nonexclusive, royalty-free license to use the Mark (a) as part of its name, (b) for the carrying on of its business, including the marketing of its products and services, and (c) as flag and funnel mark (the “License”).

2.2	The Licensee may sublicense the Mark to an HFE on the terms and conditions set forth in this Agreement. The Licensee shall have no rights to license the Mark to a Third Party without the prior written consent of the Licensor. The Licensee shall ensure that any sublicense it has granted to any HFE shall be terminated in the event that (a) this Agreement is terminated pursuant to Section 6 or (b) such HFE ceases to be an HFE.

3	LICENSEE’S OBLIGATIONS

3.1	The Licensee agrees that the Mark shall be used in the manner set forth in this Section 3.1.

a)	The Licensee may display the flag and funnel mark set forth in Schedule 1 on products, services, paper, material, vessels and FSRUs solely in the form set forth in Schedule 1 or otherwise in a manner approved by the Licensor.

b)	The Licensee may not affix any other trademark or design mark in combination with the Mark without the prior written consent of the Licensor.

c)	The Licensee may not use any other trademark that is similar but not the same as the Mark, including any combination of the name Höegh as a prefix to any name or trademark, without the prior written consent of the Licensor.

d)	The Licensee shall follow the Licensor’s reasonable instructions from time to time as to the use of the Mark.

4	NAME

4.1	The Licensee shall have the right to use the Mark as part of its name on the terms and conditions set forth in this Agreement, and the Licensee hereby agrees to waive any and all rights to use the Mark in and as part of its name other than in accordance with and subject to the terms and conditions set forth in this Agreement.

4.2	In the event the Licensee sells or transfers any of its affiliates set forth on Schedule 2, its HFEs, vessels or FSRUs using or displaying the Mark to a Third Party prior to the termination of this Agreement, prior to such sale or transfer, the Licensee shall procure that (i) the name of such affiliate, HFE, vessel and/or FSRU, as applicable, is changed to remove any reference to the Mark from such affiliate, HFE, vessel or FSRU and (ii) such affiliate, HFE, vessel or FSRU discontinue the use of the Mark.

5	INFRINGEMENT AND ACTION AGAINST THIRD PARTIES

5.1	Each party shall take all reasonable steps to prevent the infringement by a Third Party of the Mark. The Licensee shall immediately notify the Licensor in writing giving full particulars if any of the following matters comes to its attention:

a)	any actual, suspected or threatened infringement of the Mark;

b)	any claim made or threatened that the Mark infringes the rights of any third party; or

c)	any other form of attack, charge or claim to which the Mark may be subject.

5.2	In respect of any of the matters listed in Section 5.1:

a)	the Licensor shall, at its absolute discretion, decide what action to take, if any;

b)	the Licensor shall have exclusive control over and conduct of all claims and proceedings;

c)	the Licensee shall not make any admissions other than to the Licensor and shall provide the Licensor with all assistance that it may reasonably require in the conduct of any claims or proceedings; and

d)	the Licensor shall bear the cost of any proceedings and shall be entitled to retain all sums recovered in any action for its own account.

5.3	The Licensee shall not make or settle any claim or action against third parties in respect of the Mark without the prior written consent of the Licensor.

5.4	All damages recovered by either party from third parties in respect of the Mark shall be the exclusive property of the Licensor.

6	TERM OF AGREEMENT AND TERMINATION

6.1	This Agreement shall be effective from the date hereof and shall continue in force as long as (a) HLNGH controls the General Partner and (b) the Licensor remains a beneficial owner of at least 34% or more of the issued shares in the share capital of HLNGH.

6.2	If HLNGH ceases to control the General Partner and/or the Licensor’s beneficial ownership of shares issued by HLNGH drops below 34% of the issued shares in the share capital of HLNGH, the Licensee shall within 18 calendar months after the date of service of a written notice by the Licensor, or its successor or assigns, that this Agreement is terminated as a consequence of change in ownership structure pursuant to this Section 6.2, comply with the provisions of Section 7 regarding consequences of termination.

6.3	Any of the following circumstances shall constitute material breaches of this Agreement and shall entitle the Licensor to give notice forthwith to terminate this Agreement with immediate effect:

a)	the failure on the part of the Licensee to perform any of its obligations under this Agreement; or

b)	the voluntary or compulsory liquidation of the Licensee or the appointment of a receiver over its assets.

7	CONSEQUENCES OF TERMINATION

7.1	On termination of this Agreement for any reason, the Licensee shall cease to use the Mark, including taking all necessary actions to ensure that the Mark or any words, phrases or designs similar thereto are not used or displayed on (a) any vessels or FSRUs owned or operated by the Licensee or its HFEs (including the use of the Mark as a funnel mark) and (b) any and all documents and marketing materials used or produced by the Licensee. The Licensee also shall procure that any HFEs or sub-licensees do the same. All rights and licenses to use the Mark granted pursuant to this Agreement shall terminate in their entirety.

7.2	On termination of this Agreement, the Licensee shall immediately change its name and the names of its HFEs so as not to use or make any reference to the Mark or any words, phrases or designs similar thereto.

8	INDEMNITY

The Licensee shall indemnify the Licensor against all liabilities, costs, expenses, damages or losses (including any direct or indirect consequential losses, loss of profit, loss of reputation and all interest, penalties and legal and other reasonable professional costs and expenses) suffered or incurred by the Licensor arising out of or in connection with the Licensee’s exercise of its rights granted under this Agreement or any breach by the Licensee of the terms and conditions set forth in this Agreement.

9	VARIATION

No variation of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

10	NOTICES

Any notice to be served on either of the parties by the other shall be sent to the address stated in the preamble to this Agreement or such other address as notified by the parties for that purpose.

Any notice or communication shall be deemed to have been received (a) if delivered by hand, on signature of a delivery receipt or at the time the notice is left at the proper address, (b) if sent by fax, at 9.00 am on the next business day after transmission, or (c) if delivered or sent otherwise, at 9.00 am on the second business day after posting or, if later, at the time recorded by the delivery service.

11	GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement shall be governed by and construed in accordance with Norwegian law.

Any dispute or difference arising out of this Agreement shall be referred to arbitration in Oslo, one arbitrator being appointed by each party in accordance with the Arbitration Act 2004 or any statutory modification or re-enactment thereof for the time being in force. On the receipt by one party of the nomination in writing of the other party’s arbitrator, such party shall appoint its arbitrator within 14 days, failing which the decision of the single arbitrator appointed shall apply. Two arbitrators properly appointed shall appoint a third arbitrator who shall be the chairman of the arbitration panel. Should the two arbitrators fail to appoint the third arbitrator, any party can request that the appointment be made by the Oslo City Court. The parties agree that no party shall appeal to the court on a question of law arising out of an award made in the proceedings.

The arbitration hearings, any submissions to the court and any award or ruling passed by the court shall be treated as confidential.

Notwithstanding the above, either party may bring an action in any court of competent jurisdiction (a) for provisional relief pending the outcome of arbitration, including, without limitation, provisional injunctive relief or pre-judgement attachment of assets, or (b) to compel arbitration or enforce any arbitral award. For purposes of any proceeding authorised by this paragraph, each party hereby consents to the non-exclusive jurisdiction of Oslo, Norway.

* * *

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed the day and year first written below.

This Agreement has been prepared in two originals, of which each party has received one.

For Leif Hoegh & Co. Ltd	For Höegh LNG Partners LP

/s/ J.F. STROBRIDGE	/s/ RICHARD TYRRELL
Name: J.F. Strobridge Title: Director Place: Guernsey Date: 8 July 2014	Name: Richard Tyrrell Title: Chief Executive Officer and Chief Financial Officer Place: London Date: 9 July 2014

Schedule 1

Description of the Mark, including the flag and funnel mark

or

Schedule 2

Licensee Affiliates

1.	Höegh LNG GP LLC

2.	Höegh LNG Partners Operating LLC

3.	SRV Joint Gas Ltd.

4.	SRV Joint Gas Two Ltd.

5.	Hoegh LNG Lampung Pte Ltd.

6.	PT Hoegh LNG Lampung

7.	Höegh LNG Services Ltd.